Exhibit 99.1

Contact:  David W. Gryska                            Brian P. Gill
Sr. Vice President and                               Vice President,
Chief Financial Officer                              Corporate Communications
Celgene Corporation                                  Celgene Corporation
(908) 673-9059                                       (908) 673-9530


                 ORAL CANCER DRUG REVLIMID(R) RECEIVES POSITIVE
                 OPINION FOR TREATMENT OF MULTIPLE MYELOMA FROM
                            EUROPEAN MEDICINES AGENCY

NEUCHATEL,  SWITZERLAND - (MARCH 23, 2007) - CELGENE INTERNATIONAL SARL (NASDAQ:
CELG) announced today that its innovative oral cancer drug REVLIMID (lenalidomide) has received a positive opinion from the European Medicines Agency (EMEA) for use in combination with dexamethasone as a treatment for patients with multiple myeloma who have received at least one prior therapy. The EMEA's Committee for Medicinal Products for Human Use (CHMP), which reviews applications for all 27 Member States in the European Union (EU) as well as Norway and Iceland, has recommended approval for REVLIMID. The CHMP's positive opinion will be forwarded to the European Commission that generally follows the recommendation of the CHMP and issues final marketing approval within two to three months.

Multiple myeloma is the second most commonly diagnosed blood cancer. According to the International Myeloma Foundation, there are an estimated 750,000 people with MM worldwide. There are more than 85,000 men and women in Europe undergoing treatment for multiple myeloma, and 25,000 people are expected to die from this blood cancer in 2007.

"The CHMP recommendation is an especially important and positive milestone for Celgene. We are fully committed to deliver REVLIMID to patients in need throughout the EU," said Aart Brouwer, President of Celgene International. "We're optimistic that REVLIMID will have broad support based on its value to patients and to the healthcare system. Upon approval we are prepared to initiate next steps for pricing, reimbursement and distribution plans for all EU member states."

The positive opinion from the CHMP was based upon the safety and efficacy results of two large, randomized pivotal Phase III special protocol assessment trials, North American Trial MM-009 and International Trial MM-010, evaluating REVLIMID plus dexamethasone in multiple myeloma patients that have received at least one prior therapy.

"The positive opinion of REVLIMID from the CHMP is an important step forward towards providing a new oral therapeutic option for this particular group of patients with multiple myeloma," said Graham Burton, M.D., SVP, Global Regulatory Affairs and Pharmacovigilance for Celgene. "We are committed to continue our work with the European authorities to bring REVLIMID to patients in need as quickly as possible."


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Upon the European  Commission's  approval  for  REVLIMID as an oral  combination treatment with dexamethasone for multiple myeloma patients who have received at least one prior therapy, Celgene Europe will initiate next steps for marketing, distribution, pricing and reimbursement approvals for all EU member states.

ABOUT REVLIMID(R)

REVLIMID is an IMiDs(R) compound, a member of a proprietary group of novel immunomodulatory agents. REVLIMID and other IMiDs compounds continue to be evaluated in over 75 clinical trials in a broad range of hematological and oncological conditions. The IMiDs pipeline is covered by a comprehensive intellectual property estate of issued and pending patent applications in the US, EU and other regions, including composition-of- matter and use patents.

REVLIMID has obtained Orphan Drug designation in the EU, US and Australia for treatment of Multiple Myeloma and is already approved for use as a treatment in combination with dexamethasone for patients previously treated with multiple myeloma by the U.S. Food and Drug Administration (FDA). REVLIMID is also approved for treatment of patients with transfusion-dependent anemia due to low- or intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities by the FDA.

ABOUT MULTIPLE MYELOMA

Multiple myeloma (also known as myeloma or plasma cell myeloma) is a cancer of the blood in which malignant plasma cells are overproduced in the bone marrow. Plasma cells are white blood cells that help produce antibodies called immunoglobulins that fight infection and disease. However, most patients with multiple myeloma have cells that produce a form of immunoglobulin called paraprotein (or M protein) that does not benefit the body. In addition, the malignant plasma cells replace normal plasma cells and other white blood cells important to the immune system. Multiple myeloma cells can also attach to other tissues of the body, such as bone, and produce tumors. The cause of the disease remains unknown.

ABOUT CELGENE INTERNATIONAL SARL

Celgene International Sarl, located in Neuchatel, Switzerland, is a wholly owned subsidiary and international headquarters of Celgene Corporation. Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company's website at www.celgene.com.

REVLIMID(R) IS A REGISTERED TRADEMARK OF CELGENE CORPORATION.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, DELAYS, UNCERTAINTIES AND OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE RESULTS OF CURRENT OR PENDING RESEARCH AND DEVELOPMENT ACTIVITIES, ACTIONS BY THE FDA AND OTHER REGULATORY AUTHORITIES, AND OTHER FACTORS DESCRIBED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION SUCH AS OUR 10K, 10Q AND 8K REPORTS.

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